As filed with the Securities and Exchange Commission on January 5, 2006

Registration No. 333-130238

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST ADVANTAGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	61-1437565
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julie Waters, Esquire

Vice President and General Counsel

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate price(2)	Amount of registration fee(3)
Class A Common Stock, $0.001 par value	5,000,000	$28.48	$142,900,000	$15,290.30

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of First Advantage’s outstanding Class A common shares.
(2)	The proposed maximum offering price per share and the proposed maximum aggregate price were previously calculated in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low price of First Advantage’s Class A common stock on December 7, 2005 as quoted on the Nasdaq National Market System.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

5,000,000 SHARES OF CLASS A COMMON STOCK

We are offering up to 5,000,000 shares of our Class A common stock, par value $0.001 per share, for issuance from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities.

People who receive shares of our Class A common stock in connection with an acquisition may be permitted by us to use this prospectus and a prospectus supplement to resell their shares. You should read the section titled “Selling Stockholders” to find out more information about resales, if any, including the amount of securities being resold.

The specific terms of each acquisition will be determined at or near the time of the acquisition by negotiations with the owners of the businesses, assets or securities to be acquired. Shares of our Class A common stock issued hereunder will be valued at approximately the market value at the time the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a specific period of time before we deliver the shares.

We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement once we know the actual information concerning a specific acquisition. We urge you to read this prospectus, any accompanying prospectus supplement and the information described under the heading “Documents Incorporated By Reference” before you make your investment decision.

We do not expect to receive any cash proceeds from the sale of our Class A common shares pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such shares.

Our Class A common shares are traded on the Nasdaq National Market System under the trading symbol “FADV.” On January 4, 2006, the closing price of one of our Class A common shares on Nasdaq was $28.03.

An investment in our company involves risk. You should read carefully the “ Risk Factors” beginning on page 4 before deciding whether to acquire shares of our Class A common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated January 5, 2006.

The Securities and Exchange Commission, which we refer to as the SEC, allows us to disclose important information to you in this document by incorporating it by reference to other documents that we file with the SEC. We will furnish to you without charge, upon written or oral request, a copy of any or all of the documents we incorporate by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). Requests should directed to:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

Attention: Ken Chin

To obtain timely delivery, you must request the information at least five business days before the date on which you must make a decision on whether to invest in our company.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in each prospectus supplement, if any. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

Our Company

First Advantage Corporation, which we refer to as First Advantage or the company, is a global risk mitigation and business solutions provider. First Advantage was formed in the June 5, 2003 merger between the companies comprising The First American Corporation’s screening technology division, which we refer to as the Fast division, and US SEARCH.com Inc., a public company whose common shares were, until June 5, 2003, traded on the Nasdaq National Market System under the symbol “SRCH”. On June 6, 2003, our Class A common stock commenced trading on Nasdaq under the symbol FADV.

Prior to the merger, our activities were limited to participation in the transactions contemplated by the Agreement and Plan of Merger dated December 13, 2002 by and among The First American Corporation, which we refer to as First American, US SEARCH, First Advantage and Stockholm Seven Merger Corp. Pursuant to the Merger Agreement, First American received shares of First Advantage Class B common stock representing approximately 80% of our economic interest and 98% of our voting interest. The former stockholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for our Class A common stock representing, in the aggregate, approximately 20% of our economic interest and 2% of our voting interest.

After we became a public company in June 2003, First Advantage has pursued its strategy to grow through acquisitions and has acquired several companies and businesses since then. On September 14, 2005, First Advantage acquired First American’s Credit Information Group and related businesses, which we refer to as the Credit Information Group, under the terms of a master transfer agreement and related agreements. In connection with the acquisition of the Credit Information Group, we issued additional shares of our Class B common stock to First American. As a result, as of January 4, 2006, First American owned approximately 83% of our economic interest and 97% of our voting interest.

On the completion of the acquisition of the Credit Information Group, First Advantage now operates in six primary business segments:

•	Lender Services segment, which offers lenders across the country credit reporting solutions for mortgage and home equity needs;

•	Data Services segment, which includes business lines that provide transportation credit reporting, motor vehicle record reporting, fleet management, supply chain theft and damage mitigation consulting, consumer location, criminal records reselling, subprime credit reporting, and consumer credit reporting services;

•	Dealer Services segment, which serves the automotive dealer marketplace by delivering consolidated consumer credit reports, credit automation software and lead development services;

•	Employer Services segment, which is comprised of the business lines that deliver global employment background verifications, occupational health services, tax credits and incentives programs and other business tax consulting services that are frequently sold to support organization’s human resource functions;

•	Multifamily Services segment, which includes business lines of resident screening, property management software and renters insurance services—providing solutions to property owners and managers across the nation; and

•	Investigative and Litigation Support Services segment, which consists of the business lines that support businesses, insurers and law firms nationwide with their insurance fraud investigations, surveillance, computer forensics, electronic discovery, data recovery, due diligence reporting and corporate and litigation investigative needs.

Our principal executive office is located at One Progress Plaza, Suite 2400, St. Petersburg, Florida 33701. Our telephone number is (727) 214-3411. See “Documents Incorporated by Reference” for the availability of additional information about us.

About This Prospectus

This prospectus and each prospectus supplement is part of a registration statement on Form S-4 that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may offer and sell, from time to time, in one or more offerings, up to a total of 5,000,000 of our Class A common shares for use in connection with acquisitions by us of other businesses, assets or securities of other business entities. The consideration offered by us in an acquisition, in addition to any shares of Class A common stock offered by this prospectus, may include cash, certain assets and/or assumption by First Advantage of liabilities of the businesses, assets or securities being acquired.

The terms of the acquisitions involving the issuance of the shares of Class A common stock covered by this prospectus are expected to be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired. Factors taken into account in an acquisition may include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, earning power, cash flow and growth potential, and the market value of its equity securities when pertinent. It is anticipated that shares of our Class A common stock issued in an acquisition will be offered at approximately the then current market value of the Class A common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a period of time before we deliver the shares.

We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of shares of Class A common stock purchased by them may be considered underwriting commissions or discounts under the Securities Act.

This prospectus provides you with a general description of the securities we may sell. If necessary, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference. See “Documents Incorporated by Reference” on page 12.

We may also permit individuals or entitles who have received or will receive shares of our Class A common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See “Selling Stockholders,” as it may be amended or supplemented from time to time, for a list of those individuals or entities who are authorized to use this prospectus to sell their shares of our Class A common stock.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on which First Advantage releases it.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information contained elsewhere in this prospectus, each prospectus supplement and the information incorporated by reference before deciding to purchase any of our Class A common shares. We face risks other than those listed here, including those that are unknown to us and others of which we may be aware but, at present, consider immaterial. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

We are controlled by First American and as a result other stockholders have little or no influence over stockholders’ decisions.

As a result of the June 5, 2003 mergers and our acquisition of First American’s CIG and related businesses, First American owns 100% of our Class B common stock, which have ten votes per share compared to one vote per share of our Class A common stock. Consequently, First American controls over 97% of the total voting power of First Advantage and, therefore, First American has the right to control the outcome of any matter submitted for the vote or consent of First Advantage’s stockholders, unless a separate class vote is required under Delaware law. First American has the voting power to control the election of our board of directors and is able to cause an amendment of our certificate of incorporation or bylaws. First American also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be beneficial to us or in the best interest of our other stockholders. For example, First American has the power to prevent, delay or cause a change in control and could take other actions that might be favorable to First American, but not necessarily to other stockholders. Similarly, subject to restrictions contained in the standstill agreement entered into as part of the June 5, 2003 mergers, First American has the voting power to exercise a controlling influence over our business and affairs and has the ability to make decisions concerning such things as:

•	mergers or other business combinations;

•	purchases or sales of assets;

•	offerings of securities;

•	indebtedness that we may incur; and

•	payments of any dividends.

We cannot assure you that First American’s ownership of our common stock or its relationship with us will not have a material adverse effect on our overall business strategy or on the market price of our Class A common stock.

Under Nasdaq corporate governance rules, if a single stockholder holds more than 50% of the voting power of a company, that company is considered a “controlled company.” A controlled company is exempt from the Nasdaq rules requiring that a majority of the company’s board of directors be independent directors and that the compensation and nomination committees be comprised solely of independent directors. First American owns more than 50% of the voting power of First Advantage, and we may take advantage of such exemptions afforded to controlled companies.

First American could sell its controlling interest in us and therefore we could eventually be controlled by an unknown third party.

Subject to certain restrictions, First American could elect to sell all or a substantial or controlling portion of its equity interest in us to a third party without offering to our other stockholders the opportunity to participate in the transaction. If another party acquires First American’s interest in us, that third party may be able to control us in the same manner that First American is able to control us. A sale to a third party also may adversely affect the market price of our Class A common stock because the change in control may result in a change in management decisions, business policy and our attractiveness to future investors.

We have very little operating history as an independent company.

Before June 5, 2003, we had no operating history as a separate public company. Due to this lack of operating history as a separate public company, there can be no assurance that our business strategy will be successful on a long-term basis. Several members of our management team have never operated a stand-alone public company.

We may need additional capital in order to finance operations or pursue acquisitions. Accordingly, we may have to obtain our own financing for operations and perform most of our own administrative functions. There can be no assurance that we will be able to develop successfully the financial and managerial resources and structure necessary to operate as an independent public company, or that our available financing and anticipated cash flow from operations will be sufficient to meet all of our cash requirements.

We are dependent on information suppliers. If we are unable to manage successfully our relationships with a number of these suppliers, the quality and availability of our services may be harmed.

We obtain some of the data used in our services from third party suppliers and government entities. If a number of suppliers are no longer able or are unwilling to provide us with certain data, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

We may be subject to increased regulation regarding the use of personal information.

Certain data and services we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We face significant security risks related to our electronic transmission of confidential information.

We rely on encryption and other technologies to provide system security to effect secure transmission of confidential or personal information. We may license these technologies from third parties. There is no assurance that our use of applications designed for data security, or that of third-party contractors will effectively counter evolving security risks. A security or privacy breach could:

•	expose us to liability;

•	increase our expenses relating to resolution of these breaches;

•	deter customers from using our services; and

•	deter suppliers from doing business with us.

Any inability to protect the security and privacy of our electronic transactions could have a material adverse effect on our business, financial condition or results of operations.

First Advantage may be adversely effected by recent high-profile events involving data theft at a number of information services companies.

Several information services companies that are competitors of First Advantage have recently been involved in high-profile events involving data theft. These incidents or similar data theft incidents in the future could impact First Advantage. In particular, these events could result in increased legal and regulatory scrutiny of the industry in general and specific information services companies in particular and changes in federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace. Changes in the laws and adverse publicity or potential litigation concerning the commercial use of such information may affect First Advantage’s operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We could face liability based on the nature of our services and the content of the materials provided which may not be covered by insurance.

We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear or are used in our products or services. Insurance may not be available to cover claims of these types or may not be adequate to cover us for all risks to which we are exposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to pursue our acquisition strategy.

Our strategy is to grow through acquisitions. For example, since January 1, 2005, we completed thirteen acquisitions, including our acquisition of the Credit Information Group. We may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of our competitors also have adopted the strategy of expanding and diversifying through acquisitions. We likely will experience competition in our effort to execute on our acquisition strategy, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

The integration of companies we acquire may be difficult and may result in a failure to realize some of the anticipated potential benefits of our acquisitions.

When we acquire companies or businesses, we may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of our acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

Successful integration of the Credit Information Group into First Advantage is dependent on several factors, and the failure to realize the expected benefits of the acquisition of the Credit Information Group could have an adverse effect on our operations.

First Advantage acquired the Credit Information Group from First American in September 2005, and, as a result, First Advantage significantly increased the size of its operations and business. The integration of the Credit Information Group into the operations of First Advantage and its subsidiaries involves the integration of several businesses that previously operated independently. We cannot assure you that First Advantage will be able to integrate the operations of the Credit Information Group without encountering difficulties. Any difficulty in integrating the operations of the Credit Information Group successfully could have a material adverse effect on the business, financial condition, results of operations or prospects of First Advantage, and could lead to a failure to realize the anticipated benefits of the acquisition. Moreover, First Advantage’s management will be required to dedicate substantial time and effort to the integration of the Credit Information Group. During the integration process, these efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

The continued success of the Credit Information Group is dependent on a number of factors, some of which may be beyond First Advantage’s control.

The continued success of the business of the Credit Information Group is dependent on a number of factors, some of which may be beyond First Advantage’s control.

A substantial proportion of the revenue of the Credit Information Group is derived from the resale to end users of credit reports provided exclusively by the three repositories of credit information in the United States. In certain transactions, such as those involving the resale of residential property, end users require the Credit Information Group to provide a credit report derived from merged information supplied by all three repositories. These repositories also sell credit reports directly to end users. There can be no assurance that a credit repository will not attempt to gain a competitive advantage over the Credit Information Group by increasing the price it charges the Credit Information Group for credit reports or by selling credit reports to end users at a lower price than the Credit Information Group can offer. Such practices may make the credit report products of the Credit Information Group less profitable or less attractive to end-users and, thus, may have a material adverse effect on the results of operations or financial condition of the Credit Information Group.

In addition, a portion of the Credit Information Group’s revenues that may in the future be received under an outsourcing agreement with First American are dependent upon the performance of RELS, an entity that is managed and controlled by First American, and thus are beyond the control of First Advantage. The commercial arrangements under which RELS provides services to First Advantage and it derives revenues are based on agreements with RELS’ single customer, which is the other member of RELS, whose interests may be different from and/or adverse to First Advantage. These underlying arrangements are terminable with little or no notice. Accordingly, there can be no assurances as to revenues, if any, that may in the future be received by First Advantage under the outsourcing agreement. The loss of such revenues could be material to First Advantage.

In connection with its acquisition of the Credit Information Group, First Advantage entered into a new services agreement under which First American agrees to provide a number of key services to First Advantage. Under this agreement, First American and its affiliates agree to serve as the exclusive resellers of credit reports and related services compiled by the Credit Information Group to the mortgage market. First American has agreed to provide these services for only a limited period of time, and there is no guarantee that First American will continue to provide these services to First Advantage following the expiration of the term of the applicable service under the amended and restated services agreement, or continue the price or other terms on which First American might be willing to do so. In addition, since the sale of Credit Information Group reports and services in the mortgage industry will be made exclusively by First American, the sale of these reports and services will be in accordance with the terms of the amended and restated services agreement, and there can be no assurances as to the future amount of such sales or level of services beyond the term or in excess of the levels required under the services agreement.

Finally, demand for a substantial portion of the Credit Information Group’s products generally decreases as the number of lending transactions in which the Credit Information Group’s products are purchased decreases. Management of the Credit Information Group’s has found that the number of lending transactions in which the Credit Information Group’s products are purchased decreases when interest rates are high, the supply of funds for borrowing are limited or the United States economy is weak. First Advantage believes that this trend could continue when these factors occur.

We may not be able to realize the entire book value of goodwill from acquisitions.

As of September 30, 2005 we had approximately $437 million of goodwill. We have implemented the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment. We will monitor for impairment of goodwill on past and future acquisitions. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. There can be no assurances that future impairment of goodwill under SFAS 142 will not have a material adverse effect on our business, financial condition or results of operations. A third party performs the goodwill valuation.

We currently do not plan to pay dividends.

We intend to retain future earnings, if any, which may be generated from operations to help finance the growth and development of our business. As a result, we do not anticipate paying dividends to stockholders for the foreseeable future.

Our business depends on technology that may become obsolete.

We use the US SEARCH DARWIN™ technology and other information technology to better serve our clients and reduce costs. These technologies likely will change and may become obsolete as new technologies develop. Our future success will depend upon our ability to remain current with the rapid changes in the technologies used in our business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If we are unable to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. If we cannot adapt to these changes, our business, financial condition or results of operations may be materially adversely affected.

Our Class A common stock has minimal liquidity due to its small public float.

Although as of January 4, 2006 there were approximately 55,778,290 total shares of First Advantage common stock outstanding, approximately 83% are owned by First American and approximately 3.8% are held of record by Pequot Private Equity Fund II, L.P. Currently only approximately 14% of our issued and outstanding shares are freely transferable without restriction under the Securities Act. Accordingly, only a small number of shares of First Advantage actually trade—between December 31, 2004 and December 31, 2005 the average daily trading volume of our Class A common stock was approximately 55,796 shares per trading day. Consequently, our stockholders may have difficulty selling shares of our Class A common stock.

Significant stockholders may sell shares of our common stock that may cause our share price to fall.

Subject to certain restrictions, First American may at any time convert each of its shares of our Class B common stock into one share of Class A common stock. First American or Pequot may transfer shares of our common stock in a privately-negotiated transaction or to affiliates or stockholders. Any transfers, sales or distributions by First American or Pequot of a substantial amount of our Class A common stock in the marketplace, or to stockholders, or the market perception that these transfers, sales or distributions could occur, could materially and adversely affect the prevailing market prices for our Class A common stock.

Conflict of interest may arise because certain of our directors and officers are also directors and officers of First American.

Certain persons associated with the company have a continuing relationship with First American. Parker Kennedy, Chairman of the Board of First Advantage, also serves as Chief Executive Officer and Chairman of

First American and as an executive officer and board member of certain of its affiliates. As such he may have great influence on our business decisions. Mr. Kennedy, currently associated with First American, was asked to serve as a director and officer of First Advantage because of his knowledge of, and experience with, our business and its operations. Mr. Kennedy owns stock, and options to acquire stock, of First American. Additionally, two of our directors, David Chatham and D. Van Skilling serve on the First American board.

These affiliations with both First American and First Advantage could create, or appear to create, potential conflicts of interest when this director and executive officer is faced with decisions that could have different implications for First American and First Advantage.

We are a party to a stockholders agreement that may impact corporate governance.

First Advantage, First American and Pequot have entered into a stockholders agreement pursuant to which First American has agreed to vote as many of its shares in First Advantage as is necessary to ensure that our board of directors has no more than ten members and that a representative of Pequot who meets certain requirements is elected a director of First Advantage or, at Pequot’s request, a board observer of First Advantage. Pequot’s right to designate a board member or observer will continue until such time as Pequot and its affiliates’ collective ownership of First Advantage stock is less than 75% of the holdings Pequot received in the June 5, 2003 mergers. As a result of this arrangement and First American’s dominant ownership position in First Advantage, holders of First Advantage Class A common stock (other than Pequot) will have little or no ability to cause a director selected by such holders to be appointed to our board of directors and, consequently, little or no ability to influence the direction or management of First Advantage.

Our results of operations may be affected by the seasonality of our business.

Historically, we have seen a decrease in our volumes in certain segments of our business, in particular our enterprise screening segment, due to the holiday season and inclement weather that results in declines in hiring and apartment rental activity. Accordingly, there may be a decrease in earnings in the first and fourth quarter as compared to the second and third quarter.

We cannot assure that our stock price will not fall.

The market price of our Class A common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional stockholders;

•	general market conditions;

•	domestic and international economic factors unrelated to our performance; and

•	changes in internal controls over financial reporting.

Our capital raising efforts may dilute stockholders interests.

If we raise additional capital by issuing equity securities, the issuance will result in ownership dilution to our existing stockholders. The extent of the dilution will vary based upon the amount of capital raised.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

The table below presents summary financial information of First Advantage for each of the years in the five-year period ended December 31, 2004 and for the nine months ended September 30, 2005 and 2004. This information has been derived from the financial statements and other information contained in our annual report on Form 10-K for the year ended December 31, 2004, the financial statements and other information contained in our definitive proxy statement on Schedule 14A filed with the SEC on August 8, 2005 and our unaudited quarterly report on Form 10-Q for the nine months ended September 30, 2005.

First Advantage’s operating results for the five years ended December 31, 2004 and for the nine months ended September 30, 2005 and 2004 have been prepared to give effect to the acquisition of the Credit Information Group by First Advantage. The acquisition of the Credit Information Group by First Advantage is a transaction between businesses under the common control of First American. In an acquisition of businesses under common control, the acquiring company records acquired assets and liabilities at historical costs. The financial information for the five years ended December 31, 2004 and the nine months ended September 30, 2005 and 2004 include the historical results of operations for First Advantage and the historical operating results for the Credit Information Group assuming the acquisition was completed on January 1, 2000. The balance sheet information presented has been restated to reflect the acquisition. This information is only a summary and should be read in conjunction with the audited financial statements and accompanying notes in the Form 10-K and Schedule 14A incorporated by reference in this filing.

	For the Nine Months Ended September 30		For the Year Ended December 31
	2005	2004	2004	2003	2002	2001	2000
Income Statement Data:
Service revenue	437,022,000	356,526,000	$472,142,000	388,776,000	291,215,000	239,571,000	181,621,0000
Reimbursed government fee revenue	36,669,000	33,569,000	44,599,000	31,585,000	27,885,000	3,350,000	3,352,000

Total revenue	473,691,000	390,095,000	516,741,000	420,361,000	319,100,000	242,921,000	184,973,000
Cost of service revenue	133,026,000	112,901,000	146,457,000	120,124,000	84,115,000	76,021,000	61,173,000
Government fees paid	36,669,000	33,569,000	44,599,000	31,585,000	27,885,000	3,335,000	3,352,000

Total cost of service	169,695,000	146,470,000	191,056,000	151,709,000	112,000,000	79,356,000	64,525,000
Gross margin	303,996,000	243,625,000	325,685,000	268,652,000	207,100,000	163,565,000	120,448,000
Operating expenses	226,212,000	187,602,000	252,192,000	208,526,000	157,876,000	133,375,000	101,640,000
Impairment loss	—	—	—	1,739,000	—	—	—

Income from operations	77,784,000	56,023,000	73,493,000	58,387,000	49,224,000	30,190,000	18,808,000
Other (expense) income	(2,835,000)	(112,000)	(173,000)	13,019,000	(159,000)	(154,000)	(233,000)
Income before income taxes	74,949,000	55,911,000	73,320,000	71,406,000	49,065,000	30,036,000	18,575,000
Provisions for income taxes	32,251,000	23,067,000	30,239,000	33,069,000	19,969,000	13,653,000	7,934,000

Net income	42,698,000	32,844,000	$43,081,000	38,337,000	29,096,000	16,383,000	10,641,000

Balance Sheet Data:
Total assets	731,548,000	583,496,000	$603,265,000	466,686,000	332,348,000	234,959,000	120,358,000
Long-term debt	95,208,000	71,449,000	$86,480,000	14,499,000	651,000	1,159,000	2,278,000
Stockholders’ equity	528,214,000	415,481,000	$416,515,000	369,996,000	275,718,000	192,021,000	96,842,000
Net income
Basic	0.82	0.67	$0.87	0.80	N/A	N/A	N/A
Diluted	0.81	0.66	$0.86	0.80	N/A	N/A	N/A
Weighted average shares outstanding
Basic	52,132,551	49,318,123	49,711,384	48,065,731	N/A	N/A	N/A
Diluted	52,616,858	49,646,664	50,035,519	48,202,464	N/A	N/A	N/A

SELLING STOCKHOLDERS

In general, the persons to whom we issue shares of Class A common stock under this prospectus will be able to resell such shares in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our Class A common shares may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus and a prospectus supplement may be used by certain stockholders who wish to sell our Class A common stock. As used in this prospectus, “selling stockholders” may include stockholders who receive our common shares hereunder in connection with an acquisition and donees and pledgees selling shares received from such people. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

Selling stockholders may sell our Class A common shares in any combination of the following:

•	through the Nasdaq or any national securities exchange on which our Class A common stock has been approved for listing in the future;

•	directly to purchasers in negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

•	in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

•	through underwriters or agents.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our Class A common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling stockholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities.

The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling stockholders may also offer shares of Class A common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling stockholders should seek the advice of their own counsel about the legal requirements for such sales.

In connection with resales of shares sold under this prospectus, a prospectus supplement will be filed under Rule 424(b) under the Securities Act, to disclose the identity of the selling stockholders, the number of shares to be sold by the selling stockholders, any material relationship a selling stockholder may have with us, and other details of the resale to the extent appropriate. Information concerning the selling stockholders will be obtained from the selling stockholders.

We will not receive any part of the proceeds from the resale by the selling stockholders of any shares under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling stockholders in connection with the registration of the shares being reoffered by the selling stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC may charge a fee for making copies. You may call the SEC at (800) 732-0330 for more information on the operation of the Public Reference Room, and on the availability of other Public Reference Rooms. Our filings with the SEC are also available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s web site at www.sec.gov.

We have filed a registration statement on Form S-4 with the SEC to register the Class A common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about First Advantage, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at a Public Reference Room or on the SEC’s web site.

You should analyze the information in this prospectus, each prospectus supplement and the additional information described under the heading “Documents Incorporated By Reference” below before you make a decision about investing in our Class A common shares.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about our company, including information concerning its financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on April 29, 2005;

•	our 401(k) Savings Plan annual report on Form 11-K for the fiscal year ended December 31, 2004 filed with the SEC on June 28, 2005;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005, as amended by Amendment No. 1 to Form 10-Q for the quarter ended March 31, 2005, and our quarterly reports for the quarters ended June 30, 2005 and September 30, 2005, respectively;

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on August 8, 2005 in connection with our September 2005 annual meeting of stockholders;

•	our current reports on Form 8-K and amendments to our current reports on Form 8-K filed with the SEC on January 19, 2005, February 15, 2005, February 22, 2005, March 9, 2005, March 23, 2005, March 30, 2005, April 26, 2005, May 25, 2005, July 26, 2005, August 4, 2005, August 9, 2005, September 16, 2005, September 29, 2005, October 3, 2005, October 11, 2005, October 20, 2005, October 25, 2005, November 8, 2005, December 6, 2005 and December 20, 2005; and

•	the description of our Class A common stock, $0.001 par value, contained in our registration statement on Form 8-A, filed May 12, 2003, which registers the shares under Section 12(b) of the Exchange Act.

We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that we file between the date of this prospectus and the earlier of the following dates:

•	the date on which all of the shares offered by this prospectus are resold by the persons or entities who acquire them from us; and

•	the date that is one year after the last date on which shares offered by this prospectus are issued by us.

However, any documents or portions thereof or any exhibits thereto that we furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus.

SPECIAL NOTE OF CAUTION REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our management’s estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of First Advantage set forth in this prospectus, including:

•	relationships with data suppliers;

•	termination of supplier relationships;

•	product demand;

•	acquisition targets;

•	retention of future earnings;

•	consolidation of operations;

•	international markets;

•	litigation;

•	expenses; and

•	future cash flows from operations and anticipated operational cash requirements.

The words “anticipates,” “estimates,” “projects,” “forecasts,” “goals,” “believes,” “expects,” “intends,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause actual results to differ materially from those in forward-looking statements:

•	general volatility of the capital markets and the market price of our Class A common stock;

•	our ability to successfully raise capital;

•	our ability to identify and complete acquisitions and successfully integrate businesses we acquire;

•	changes in applicable government regulations;

•	the degree and nature of our competition;

•	increases in our expenses;

•	continued consolidation among our competitors and customers;

•	unanticipated technological changes and requirements;

•	our ability to identify suppliers of quality and cost-effective data; and

•	other factors described in our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2004 and other reports that we file with the SEC.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of First Advantage. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

LEGAL MATTERS

The validity of the Class A common stock offered hereunder will be passed upon by Julie Waters, Vice President and General Counsel, for First Advantage. Ms. Waters holds options to purchase shares of Class A common stock of First Advantage.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated into this prospectus by reference to the Annual Report on Form 10-K and the Annual Report of the First Advantage Corporation 401(k) Savings Plan on Form 11-K for the year ended December 31, 2004, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Credit Information Group for the three year period ended December 31, 2004, incorporated into this prospectus by reference to pages F-1 through F-25 of our definitive proxy statement on Schedule 14A filed with the SEC on August 8, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5,000,000 SHARES OF CLASS A COMMON STOCK

PROSPECTUS

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

The delivery of this prospectus shall not, under any circumstances, create an implication that First Advantage Corporation is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

Dated January 5, 2006

PART II

Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

The Company’s amended and restated certificate of incorporation provides that its directors will not be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL regarding negligent or willful unlawful payment of dividends and stock redemption; or

•	for any transaction from which a director derived an improper personal benefit.

The bylaws of the Company provide that:

•	subject to applicable law and certain qualifications, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL (but, in the case of any future amendment to the DGCL, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification described in this paragraph is a contract right and, to the extent not prohibited by applicable law, includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses; and

•	the Company is permitted to secure insurance on behalf of any director, officer, employee or agent of the Company or another business entity for any expense, liability or loss, regardless of whether the DGCL would permit indemnification.

Pursuant to the Agreement and Plan of Merger, dated December 13, 2002, among the Company, US SEARCH.com Inc. and the other parties thereto, the Company has agreed to indemnify and hold harmless the then present and former officers, directors, employees and agents of US SEARCH and its subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions occurring on or prior to the effective time of the mergers contemplated thereby to the extent provided under US SEARCH’s and its subsidiaries’ certificates of incorporation (or equivalent organizational documents) and bylaws or any indemnification agreement with US SEARCH’s and its subsidiaries’ officers and directors to which US SEARCH and/or its subsidiaries is a party, in each case in effect on the date of the merger agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Company also agreed under the merger agreement that for a period of six years after the effective time of the mergers, the Company will use its reasonable best efforts to procure officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the effective time of the mergers covering each Indemnified Party previously covered by US SEARCH’s and/or its subsidiaries’ officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date of the merger agreement (the “D&O Insurance”), provided that the Company shall not be required to maintain the D&O Insurance with respect to a specific officer or director if the premium for obtaining the D&O Insurance exceeds 200% of the amount per annum US SEARCH paid in fiscal year 2002 (the “Premium Limit”). If the Company is unable to obtain the D&O Insurance, it will obtain as much comparable insurance as possible for an annual premium equal to the Premium Limit. In the event the Company would be required to spend in excess of the Premium Limit per year to obtain the D&O Insurance, the Company will notify each Indemnified Party who would be covered thereby and permit any such Indemnified Party to pay the excess amount over the Premium Limit that may be necessary to maintain such D&O Insurance covering such Indemnified Party.

The Company’s Amended and Restated 2003 Incentive Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, “Each person who is or shall have been a member of the Committee or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.”

The Company’s 401(k) Savings Plan (for purposes of this paragraph only, the “Plan”) provides that, subject to certain conditions, the Company may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys’ fees, and any liability, including any amounts paid in settlement with the Company’s approval, arising from the individual’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

Present and future directors and officers of the Company are covered by a policy of liability insurance obtained by the Company’s parent company, The First American Corporation, which insures against the cost of defense, settlement or payment of a judgment under certain circumstances.

On May 9, 2005, the Company entered into Director Indemnification Agreements with each of the current members of its board of directors pursuant to which the Company agreed, in exchange for such person’s continued service on the Company’s board, to indemnify, defend and hold harmless each director to the fullest extent permitted or required by the laws of the State of Delaware against all liabilities and expenses incurred by such director by virtue of such director’s service on the Company’s board of directors or service in such other capacity (including, among other things, as officer, employee, or agent of the Company or other enterprise) at the request of the Company. In addition, the Company has agreed to advance certain expenses incurred by its directors in proceedings involving the director by virtue of such service. The Director Indemnification Agreement also defines the terms and conditions that apply in determining whether or not a director is entitled to indemnification in any given instance and the circumstances under which the director may be required to reimburse the Company for advanced expenses. The Company also agreed to maintain insurance coverage for director and officers on terms no less favorable than in effect on the date the Director Indemnification Agreements were executed, with respect to coverage and amount.

Item 21.	Exhibits and Financial Statements.

See Exhibit Index.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registrant Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(11) Each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(12) That in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on January 5, 2006.

FIRST ADVANTAGE CORPORATION

By:	/S/ JOHN LONG
John Long
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated:

Date: January 5, 2006	By:	/S/ JOHN LONG
John Long
Chief Executive Officer
(Principal Executive Officer)

Date: January 5, 2006	By:	/S/ JOHN LAMSON
John Lamson
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated:

Date: January 5, 2006	By:	*
Parker S. Kennedy, Chairman and Director

Date: January 5, 2006	By:	*
John Long, Director

Date: January 5, 2006	By:	*
J. David Chatham, Director

Date: December 9, 2005	By:	*
Barry Connelly, Director

	By:	*
Lawrence D. Lenihan, Jr., Director

Date: January 5, 2006	By:	*
Donald Nickelson, Director

Date: January 5, 2006	By:	*
Donald Robert, Director

Date: January 5, 2006	By:	*
Adelaide Sink, Director

	By:	*
D. Van Skilling, Director

Date: January 5, 2006	By:	*
David Walker, Director

*By:	/S/ JULIE WATERS
Julie Waters
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
3.1	First Amended and Restated Certificate of Incorporation of First Advantage Corporation (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 filed by the Company on January 17, 2003 (No. 333-102565)).

3.2	Certificate of Amendment to the First Amended and Restated Certificate of Incorporation of Registrant, dated September 14, 2005 (incorporated by reference from Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005).

3.3	Bylaws of First Advantage Corporation (incorporated by reference to Exhibit 3.2 to the registration statement on Form S-4 filed by the Company on January 17, 2003 (No. 333-102565)).

5.1	Opinion of Julie Waters regarding validity of the Class A common shares*.

23.1	Consent of PricewaterhouseCoopers LLP*.

23.2	Consent of PricewaterhouseCoopers LLP*.

23.3	Consent of Julie Waters (contained in Exhibit 5.1)*.

24.1	Power of Attorney*.

*	Previously filed.